Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Alliance Data Systems Corporation (“Alliance Data”) on Form S-4 and in the Proxy Statement/Prospectus of Alliance Data and Conversant, Inc., which is part of the Registration Statement, of our opinion dated September 10, 2014, appearing as Annex F to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary – Opinion of Conversant’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – Conversant Board of Directors’ Recommendation and Reasons for the Merger,” “The Merger – Opinion of Financial Advisor to the Conversant Board of Directors” and “The Merger – Projected Financial Information of Conversant.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Owen O’Keeffe
Owen O’Keeffe Managing Director

New York, New York

October 2, 2014